Ex.23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of Avogenx, Inc. of our report dated November 19, 2014, relating to the financial statements of Brighthaven Ventures, LLC d/b/a BHV Pharma, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PKF
San Diego, California
December 1, 2014